EXHIBIT 99.1
For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Third Quarter Operating Results For Fiscal 2019

Greenwich, Connecticut, September 5, 2019 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the three and nine month periods ended July 31, 2019.

Net income applicable to Class A Common and Common stockholders for the third quarter of fiscal 2019 was $7,270,000 or $0.19 per diluted Class A Common share and $0.17 per diluted Common share, compared to $5,579,000 or $0.15 per diluted Class A Common share and $0.13 per diluted Common share in last year’s third quarter.  Net income attributable to Class A Common and Common stockholders for the first nine months of fiscal 2019 was $18,922,000 or $0.50 per diluted Class A Common share and $0.44 per diluted Common share, compared to $20,098,000 or $0.53 per diluted Class A Common share and $0.47 per diluted Common share in the first nine months of fiscal 2018.

Funds from operations (“FFO”) for the third quarter of fiscal 2019 was $14,219,000 or $0.37 per diluted Class A Common share and $0.33 per diluted Common share, compared with $13,410,000 or $0.35 per diluted Class A Common share and $0.32 per diluted Common share in last year’s third quarter.  For the first nine months of fiscal 2019, FFO amounted to $40,958,000 or $1.08 per diluted Class A Common share and $0.96 per diluted Common share, compared to $42,610,000 or $1.13 per diluted Class A Common share and $1.01 per diluted Common share in the corresponding period of fiscal 2018.

Both FFO and net income for the nine month period ended July 31, 2018 include lease termination income in the amount of $3.7 million, or $0.10 per Class A Common share, that the company received from the grocery store tenant at the company’s Newark, NJ property when that tenant vacated the property prior to the end of its lease.

At July 31, 2019, the company’s consolidated properties were 93.0% leased (versus 93.2% at the end of fiscal 2018) and 91.5% occupied (versus 91.7% at the end of fiscal 2018).  The drop in the company’s leased rate in the first nine months of fiscal 2019 predominantly resulted from the company’s purchase of Lakeview Plaza Shopping Center, located in Brewster, NY in December 2018.  Lakeview had 49,000 square feet vacant when the company purchased the property, which, once leased, will provide the company a significant additional return on its investment.  Also at July 31, 2019, the leased percentage treats as leased, and the occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.43% of our consolidated square footage) formerly occupied pursuant to a long-term ground lease by Toys R’ Us and Babies R’ Us at the company’s Danbury Square shopping center in Danbury, CT.  Toys R’ Us and Babies R’ Us went bankrupt in fiscal 2017, and this ground lease was purchased in August 2018 from Toys R’ Us and Babies R’ Us and assumed by a real estate investor unrelated to the company.  The lease rate for the 65,700 square foot space was and remains at $0 for the duration of the ground lease, and the company did not have any other leases with Toys R’ Us or Babies R’ Us.  Accordingly, the company’s net income and FFO were not impacted by the bankruptcy of Toys R’ Us and Babies R’ Us.  As of the date of this press release, the investor has not leased the space.

Commenting on the quarter’s operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “We are pleased to report that we had a very good operating quarter, and continued our strong performance through the first nine months of our 2019 fiscal year.   This quarter our FFO increased by 6.0% on a dollar value basis and 5.3% on a Class A Common per share basis when compared with our operating results in last year’s third quarter.  In April 2018, which falls within our second quarter of fiscal 2018, we received a $3.7 million lease termination payment from Acme at our Newark, NJ property.  We re-leased this space to Seabra Supermarkets, the preeminent Portuguese supermarket operator, which opened a beautiful supermarket in the space in June 2019.  In addition, in last year’s second quarter we received a one-time $288,000 payment from the grocery store operator at our Emerson, NJ property.  With these two large one-time transactions removed from last year’s results, our nine months ended fiscal 2019 FFO increased by 3.9% on a dollar value basis and 2.3% on a Class A Common per share basis when compared with our operating results in last year’s first nine months. This increase was the result of net operating income generated from property acquisitions in fiscal 2018 and the first quarter of fiscal 2019, as well as organic net operating income growth in our existing portfolio of investment properties.  In addition, this increase was bolstered by the sale of our small marketable securities portfolio in the first quarter of fiscal 2019, which resulted in a gain of $403,000.  We are very pleased that for the second straight quarter our FFO payout ratio is below 80%, as we know our investors greatly value the safety and consistent growth of our dividend through all types of economic cycles. ”

Mr. Biddle continued……. “Leasing the vacant space in our portfolio is management’s number one focus at this time.  This quarter, we signed leases for 90,000 square feet of vacant space in our portfolio.  Of the remaining 346,000 square feet vacant in our portfolio, we have approximately 21,000 square feet in the lease negotiation stage, and we are negotiating letters of intent with potential tenants for an additional 138,000 square feet.  In the first quarter of fiscal 2019, we purchased the Lakeview Plaza Shopping Center located in Brewster, NY.  Lakeview Plaza is a 177,000 square foot shopping center that is anchored by a 45,000 square foot Acme Supermarket. This property, which we purchased at auction as the result of a foreclosure, consists of five buildings on a 23-acre site. We purchased this property at an attractive going-in yield based on our purchase price and the existing net operating income.  At the time of purchase, this property had 49,000 square feet of vacancy, and it is our top priority to get as much of the currently remaining vacant space leased as quickly as possible.  We currently have letters of intent out for 24,000 square feet of this space, and we are hopeful that we will move shortly to the lease negotiation and execution.  If we are able to lease all of the vacant 49,000 square feet at Lakeview, we could add another $1-1.3 million to this property’s net operating income, which would improve our investment return for this property to over 13%. We also placed a $12 million mortgage on Lakeview Plaza this quarter at a very attractive interest rate of 3.6325%, which equaled our initial equity investment in this property.  Also this quarter, we sold our Monroe, CT property as that property did not meet our stated investment parameters of owning grocery or pharmacy-anchored shopping centers in the suburban communities that surround New York City. We sold the Monroe property for $3.65 million and realized a tax gain of approximately $700,000.  We continue to actively pursue investment properties meeting our geographic and financial parameters.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 83 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 198 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 25 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2019 and 2018 results (Unaudited)
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2019	2018	2019	2018

Revenues
Base rents	$74,243	$72,162	$24,537	$24,668
Recoveries from tenants	24,664	23,390	7,839	7,074
Lease termination income	194	3,790	178	36
Other income	4,196	3,467	1,995	1,031
Total Revenues	103,297	102,809	34,549	32,809

Operating Expenses
Property operating	16,670	16,850	4,955	4,804
Property taxes	17,603	15,604	5,885	5,300
Depreciation and amortization	20,926	21,287	7,001	7,370
General and administrative	7,149	7,024	2,230	2,322
Provision for tenant credit losses	719	674	223	302
Directors' fees and expenses	265	267	73	79
Total Operating Expenses	63,332	61,706	20,367	20,177

Operating Income	39,965	41,103	14,182	12,632

Non-Operating Income (Expense):
Interest expense	(10,607)	(10,178)	(3,497)	(3,439)
Equity in net income from unconsolidated joint ventures	1,007	1,710	289	483
Gain on sale of marketable securities	403	-	-	-
Gain on sale of property	409	-	409	-
Interest, dividends and other investment income	228	246	44	104

Net Income	31,405	32,881	11,427	9,780

Noncontrolling interests:
Net income attributable to noncontrolling interests	(3,295)	(3,595)	(1,094)	(1,138)
Net income attributable to Urstadt Biddle Properties Inc.	28,110	29,286	10,333	8,642
Preferred stock dividends	(9,188)	(9,188)	(3,063)	(3,063)

Net Income Applicable to Common and Class A Common Stockholders	$18,922	$20,098	$7,270	$5,579

Diluted Earnings Per Share:
Per Common Share:	$0.44	$0.47	$0.17	$0.13
Per Class A Common Share:	$0.50	$0.53	$0.19	$0.15

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,313	9,147	9,398	9,233
Class A Common and Class A Common Equivalent	29,637	29,538	29,675	29,590

Results of Operations

The following information summarizes the company's results of operations for the nine month and three month periods ended July 31, 2019 and 2018 (amounts in thousands):

	Nine months ended
	July 31,				Change Attributable to
Revenues	2019	2018	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$74,243	$72,162	$2,081	2.9%	$2,275	$(194)
Recoveries from tenants	24,664	23,390	1,274	5.4%	940	334
Lease termination	194	3,790	(3,596)	(94.9)%	-	(3,596)
Other income	4,196	3,467	729	21.0%	58	671

Operating Expenses
Property operating	16,670	16,850	(180)	(1.1)%	906	(1,086)
Property taxes	17,603	15,604	1,999	12.8%	641	1,358
Depreciation and amortization	20,926	21,287	(361)	(1.7)%	348	(709)
General and administrative	7,149	7,024	125	1.8%	n/a	n/a

Non-Operating Income/Expense
Interest expense	10,607	10,178	429	4.2%	95	334
Interest, dividends, and other investment income	228	246	(18)	(7.3)%	n/a	n/a

	Three Months Ended
	July 31,				Change Attributable to
Revenues	2019	2018	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$24,537	$24,668	$(131)	(0.5)%	$603	$(734)
Recoveries from tenants	7,839	7,074	765	10.8%	177	588
Lease termination	178	36	142	394.4%	-	142
Other income	1,995	1,031	964	93.5%	17	947

Operating Expenses
Property operating	4,955	4,804	151	3.1%	193	(42)
Property taxes	5,885	5,300	585	11.0%	222	363
Depreciation and amortization	7,001	7,370	(369)	(5.0)%	82	(451)
General and administrative	2,230	2,322	(92)	(4.0)%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,497	3,439	58	1.7%	23	35
Interest, dividends, and other investment income	44	104	(60)	(57.7)%	n/a	n/a

Note 1 – Properties held in both periods include only properties owned for the entire periods of 2019 and 2018.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 2.9% to $74.2 million for the nine month period ended July 31, 2019 as compared with $72.2 million in the comparable period of 2018. Base rents decreased by 0.5% to $24.5 million for the three month period ended July 31, 2019 as compared with $24.7 million in the comparable period of 2018. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2018, we purchased three properties totaling 53,700 square feet of GLA.  In the first nine months of fiscal 2019, we purchased one property totaling 177,000 square feet and sold one property totaling 10,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the nine months ended July 31, 2019 when compared with fiscal 2018.

Properties Held in Both Periods:

Revenues

Base Rent
The decrease in base rents for the nine month and three month periods ended July 31, 2019, when compared to the corresponding prior periods, was predominantly caused by an increase in base rent in the nine months ended July 31, 2018 as a result of $725,000 in amortization of a below market rent in accordance with ASC Topic 805 from a lease with a tenant who vacated a shopping center and whose lease was terminated.  This decrease was offset by new leasing activity at several properties held in both periods and a lease renewal with a grocery-store tenant at a significantly higher rent than the expiring period rent, both of which created a positive variance in base rent.

In the first nine months of fiscal 2019, we leased or renewed approximately 503,000 square feet (or approximately 11.0% of total consolidated property leasable area).  At July 31, 2019, the Company’s consolidated properties were 93.0% leased (93.2% leased at October 31, 2018).

Tenant Recoveries
In the nine month and three month periods ended July 31, 2019, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by $334,000 and $588,000, respectively, when compared with the corresponding prior periods. This increase was a result of an increase in property tax expense caused by an increase in property tax assessments in both periods predominantly related to properties the company owns in Stamford, CT.  This increase was partially offset by a decrease in property operating expenses mostly related to a decrease in snow removal costs at our properties owned in both periods.

Lease Termination Income
In April 2018, we reached agreement with the grocery tenant at our Newark, NJ property to terminate its 63,000 square foot lease in exchange for a one-time $3.7 million lease termination payment, which we received and recorded as revenue in the nine month period ended July 31, 2018.  Also in March 2018, we leased that same space to a new grocery store operator who took possession in May 2018.  While the rental rate on the new lease is 30% less than the rental rate on the terminated lease, we hope that part of this decreased rental rate will be recaptured with the receipt of percentage rent in subsequent years as the store matures and its sales increase.  The new lease required no tenant improvement allowance.

Expenses

Property Operating
In the nine month and three month periods ended July 31, 2019, property operating expenses decreased by $1.1 million and $42,000, respectively, when compared with the corresponding prior periods, predominantly as a result of a decrease in snow removal costs at our properties owned in both periods.

Property Taxes
In the nine month and three month periods ended July 31, 2019, property taxes increased by $1.4 million and $363,000, respectively, when compared with the corresponding prior periods, as a result of an increase in property tax assessments for a number of our properties owned in both periods, specifically in the City of Stamford, CT.

Interest
In the nine month and three month periods ended July 31, 2019, interest expense increased by $334,000 and $35,000, respectively, when compared with the corresponding prior periods as a result of the company having a larger balance drawn on its Facility for a large portion of fiscal 2019 when compared with the corresponding prior periods.

Depreciation and Amortization
In the nine month and three month periods ended July 31, 2019, depreciation and amortization decreased by $709,000 and $451,000, respectively when compared with the prior period primarily as a result of increased ASC Topic 805 amortization expense for lease intangibles in the nine month and three month periods ended July 31, 2018 for a tenant who vacated the property and whose lease was terminated.

General and Administrative Expenses
General and administrative expense was relatively unchanged for the nine month and three months ended July 31, 2019 when compared with the corresponding prior periods.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)
The company considers FFO to be an additional measure of the company’s operating performance.  The company reports FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of the company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of the company’s performance.

FFO as defined by the company may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the nine and three month periods ended July 31, 2019 and 2018:

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2019 and 2018
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Nine months ended		Three Months Ended
	July 31,		July 31,
	2019	2018	2019	2018
Net Income Applicable to Common and Class A Common Stockholders	$18,922	$20,098	$7,270	$5,579

Real property depreciation	16,930	16,558	5,597	5,562
Amortization of tenant improvements and allowances	2,706	3,046	974	967
Amortization of deferred leasing costs	1,223	1,618	411	820
Depreciation and amortization on unconsolidated joint ventures	1,129	1,290	376	482
(Gain) on sale of property	(409)	0	(409)	0
Loss on sale of property in unconsolidated joint venture	457	-	-	-

Funds from Operations Applicable to Common and Class A Common Stockholders	$40,958	$42,610	$14,219	$13,410

Funds from Operations (Diluted) Per Share:
Common	$0.96	$1.01	$0.33	$0.32
Class A Common	$1.08	$1.13	$0.37	$0.35

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	July 31,	October 31,
	2019	2018
	(Unaudited)
Assets
Cash and Cash Equivalents	$8,600	$10,285

Real Estate investments before accumulated depreciation	$1,137,957	$1,118,075

Investments in and advances to unconsolidated joint ventures	$30,068	$37,434

Total Assets	$994,221	$1,008,233

Liabilities
Revolving credit line	$12,595	$28,595

Mortgage notes payable and other loans	$311,396	$293,801

Total Liabilities	$357,537	$347,834

Redeemable Noncontrolling Interests	$78,294	$78,258

Preferred Stock	$190,000	$190,000

Total Stockholders’ Equity	$558,390	$582,141